U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): March 29, 2005

MD TECHNOLOGIES INC.

(Exact Name of Registrant as Specified in Charter)

Delaware

(State or Other Jurisdiction of

Incorporation or Organization)

0-50435	72-1491921
(Commission File Number)	(I.R.S. Employer Identification No.)

620 Florida St., Suite 200, Baton Rouge, Louisiana

(Address of principal executive offices including zip code)

(225) 343-7169

(Registrant’s telephone number, including area code)

ITEM 5.02	DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

(a)	Resignation of Directors.

Not applicable.

(b) and (c) Change in Executive Officers.

        On March 23, 2005, the board of directors met and decided to shift job responsibilities between its principal officers. As a result, Mr. William Davis, President and CEO and director, became Chairman of the Board of Directors and Chief Technology Officer. Mr. Jose Canseco, Chairman of the Board of Directors and Vice President of Policy and Planning, became Vice President of Mergers and Acquisitions and retained his directorship. Mr. William Eglin, CFO, became President and CEO and CFO. There is no employment agreement for Mr. Eglin. Biographical information on Mr. Eglin is below. Biographical information on Messrs. Davis and Canseco is contained in our annual filings with the SEC.

William D. Eglin, President, CEO and CFO

Mr. Eglin, 31, is a graduate of Louisiana State University with a Bachelor of Science in Accounting. Mr. Eglin is a licensed Certified Public Accountant in the state of Louisiana and is a member of both the Louisiana Society of Certified Public Accountants and the American Institute of Certified Public Accountants. He is responsible for all facets of the company’s financial operations including accounting, internal and external financial reporting, budgeting, financial analysis, and regulatory compliance. Mr. Eglin has over ten years professional financial experience. Prior to joining MD Technologies in April 2004, Mr. Eglin was a part of the financial management team of PHNS, an IT outsourcing and health information management firm, from 2002 to April 2004. As part of this team, Mr. Eglin managed all financial aspects of a $15 million outsourcing contract with a not-for-profit hospital. Mr. Eglin has also served as division controller of Edgen Corporation, a national distributor of products and services to the energy industry, from 1998 to 2002. His experience also includes Big Four public accounting experience with KPMG, from 1994 to 1998, where he performed services for clients in various industries ranging from manufacturing and distribution to healthcare. Mr. Eglin is also involved in community service as he serves as Treasurer of Forum 35, a non-profit group of young leaders committed to improving his community. From April 2004 to Present, Mr. Eglin has served as Chief Financial Officer of MD Technologies Inc. Mr. Eglin now serves as President and CEO and as CFO of MD Technologies Inc.

(d)	Appointment of Directors.

Not applicable.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MD TECHNOLOGIES INC.

By:	/s/ William D. Eglin
William D. Eglin President, Chief Executive Officer and Chief Financial Officer

DATE: March 29, 2005

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